UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         North American General Resources Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Nevada                                     98-0389183
 ------------------------------             -----------------------------------
   (State or jurisdiction of               (I.R.S. Employer Identification No.)
 incorporation or organization)


 Suite 80, 8190 King George Highway,
         Surrey, BC, Canada                                        V3W 5B7
-------------------------------------------                        --------
(Address of Principal Executive Offices)                          (Zip Code)


             North American General Resources Corp. Stock Option Plan
                -------------------------------------------------
                            (Full title of the plan)


                       Suite 80, 8190 King George Highway,
                               Surrey, BC, Canada
                      -------------------------------------
                     (Name and address of agent for service)


                                 (604)582-3307
          -----------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

- ------------------------- ------------ ------------------ --------------------- ------------------
                                             Proposed        Proposed maximum
 Title of securities to   Amount to be   maximum offering   aggregate offering       Amount of
     be registered         registered    price per share*         price           registration fee
- ------------------------- ------------ ------------------ --------------------- ------------------
Common Stock, par value    20,000,000            $0.005            $930,000              $117.83
    $0.001 per share
- ------------------------- ------------ ------------------ --------------------- ------------------
         Total             20,000,000            $0.005            $930,000              $117.83
- ------------------------- ------------ ------------------ --------------------- ------------------

     *Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the General Rules and Regulations promulgated under the Securities Act of 1933. Pursuant to Rule 457(h), based upon the exercise price of the options granted pursuant to the North American General Resources Corp. Stock Option Plan of $.005 per share.

                                     Part I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.


     See Item 2. below.


Item 2.  Registrant Information and Employee Plan Annual Information.


     The registrant will deliver, or cause to be delivered, the documents containing the information specified in Part I, Items 1. and 2., of Form S-8 to each participant in the Registrant's Stock Option Plan in accordance with Form S-8 and Rule 428 of the General Rules and Regulations promulgated under the Securities Act of 1933. The registrant will also provide a written statement to participants advising them that, upon written or oral request, the Registrant will make available to them, without charge, (i) the documents incorporated by reference in Item 3. of Part II of this registration statement and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus and will include the address (giving title or department) and telephone number to which the request is to be directed.


                                     Part II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following are incorporated by reference in this registration statement:

     (a) The registrant's latest annual report on Form 10-KSB for the year ended October 31, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     (b) All other quarterly reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report on Form 10-QSB referred to in (a) above.

     (c) The description of the registrant's common stock contained in the registration statement on Form 10-SB filed by the registrant to register the common stock under Section 12 of the Securities Exchange Act of 1934, including all amendments filed for the purpose of updating the description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of the documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Neither our Articles of Incorporation nor our Bylaws contain a provision entitling any director or officer to indemnification against liability under the Securities Act of 1933. The Nevada Revised Statutes, as amended, permit us to indemnify our officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee or agent acted in good faith and in a manner that the person believed to be in the best interests of the registrant. A determination may be made by the stockholders; by a majority of the directors who are not parties to the action, suit or proceeding; or by opinion of independent legal counsel in the event a quorum of directors who are not a party to the action, suit or proceeding does not exist.

     Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees and agents of the registrant may be indemnified against any cost, loss or expense arising out of any liability under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that, in the opinion of the Securities and Exchange Commission, the indemnification is against public policy and is, therefore, unenforceable.

     The Nevada Revised Statutes provide further for permissive indemnification of officers and directors as follows:

     7-109-102. Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a) The person conducted himself or herself in good faith; and

          (b) The person reasonably believed:

               (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4) A corporation may not indemnify a director under this section:

          (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors.

     Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104. Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

          (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105 Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

          (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors.

          (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1)
     (b) are received and the determination required by section 7-109-104 (1)
     (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

          (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

          (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b) By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1) Unless otherwise provided in the articles of incorporation:

          (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

          (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action by its board of directors or shareholders, or contract.

     7-109-108. Insurance.

     A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109 Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. Notice to shareholders of indemnification of director.

     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

     The Registrant, with approval of the Registrant's Board of Directors, may obtain directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.


     Not applicable.


Item 8.  Exhibits.

     The exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached to this registration statement.

Exhibit     Description
-------     -----------
 4.1         Stock Option Plan
 4.2         Stock Option Plan Agreement
5           Consent of Counsel
23.1        Consent of Auditor


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

     (d) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on May 11, 2004.

                                      NORTH AMERICAN GENERAL RESOURCES CORP.



                                      By:  /s/ Martin W. Ermer
                                           ----------------------------
                                           Martin W. Ermer, President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:  May 11, 2004                /s/ Martin W. Ermer
                                   -------------------------------------
                                   Martin W. Ermer, President and Director
                                   (Principal Executive, Financial
                                   and Accounting Officer)